Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Synergetics USA, Inc. (the “Company”) of our report dated October 1, 2013, with respect to the consolidated financial statements of the Company as of July 31, 2013 and 2012, and for each of the three fiscal years in the period ended July 31, 2013, and to our report dated October 1, 2013 on the effectiveness of the Company’s internal control over financial reporting as of July 31, 2013, which appear in the Annual Report on Form 10-K for the year ended July 31, 2013.

/s/ UHY LLP

St. Louis, Missouri
December 18, 2013